Exhibit 10.20
For the fiscal year ended 2008, the non-employee directors of Quest Energy GP, LLC (“Quest Energy GP”), the general partner of Quest Energy Partners, L.P. received the following compensation:
•	from January 1, 2008 to August 22, 2008:
– a pro rated annual director fee of $32,000 per year;

– a pro rated annual fee of $7,500 per year for the Audit Committee Chairperson;

– a pro rated annual fee of $2,500 per year for any other committee chairperson;
•	from August 23, 2008 to December 31, 2008:
– a pro rated annual director fee of $42,000 per year;

– a pro rated annual fee of $30,000 per year for the Chairman of the Board;

– a pro rated annual fee of $7,500 per year for the Audit Committee Chairperson; and

– a pro rated annual fee of $2,500 per year for any other committee chairperson.
Additionally, the Chairman of the Board, a non-employee director, received a $30,000 pro rated fee based on length of service.
In March 2009, Quest Energy GP’s board of directors approved a change to the structure of the non-employee directors’ compensation, effective January 1, 2009, based on the recommendation of the Compensation Committee as follows:
•	annual director fee of $125,000 per year;

•	annual fee of $10,000 per year for the Audit Committee chairperson; and

•	annual fee of $5,000 per year for any other committee chairperson.
Additionally, the Chairman of the Board, a non-employee director, will receive an annual fee of $30,000 per year. No equity awards will be paid to the non-employee directors for 2009.